Bear Stearns ABS Series 2005-CL1
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	15,181,355.31	1,669,188.20	206,330,644.69
A-2	1,686,855.34	185,469.54	22,926,144.66
A-3	0	1,363,216.53	229,256,789.35
M-1	0	78,814.03	9,348,000.00
M-2	0	41,342.74	4,883,000.00
M-3	0	27,740.02	3,209,000.00
M-4	0	32,522.51	3,349,000.00
M-5	0	17,457.22	1,675,000.00
M-6	0	16,399.00	1,395,000.00
M-7	0	18,879.00	1,395,000.00
M-8	0	18,879.00	1,395,000.00
M-9	0	18,879.00	1,395,000.00